                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. __)

         Filed by the registrant  |X|
         Filed by a party other than the registrant  |_|

         Check the appropriate box:
         |_|  Preliminary proxy statement
         |_|  Confidential, for use of the Commission only
              (as permitted by Rule 14a-6(e)(2))
         |X|  Definitive proxy statement
         |_|  Definitive additional materials
         |_|  Soliciting material pursuant to Rule 14a-12


                            KIMCO REALTY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

       |X|  No fee required.
       |_|  Fee computed on table below per Exchange Act
            Rules 14a-6(i)(1) and 0-11.
            (1) Title of each class of securities to which transaction applies:

            (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

              (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined).

--------------------------------------------------------------------------------
              (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
              (5) Total Fee Paid:

--------------------------------------------------------------------------------
         |_| Fee paid previously with preliminary materials.

         |_| Check box if any part of the fee is offset as provided by
             Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
         |_|
         (1) Amount previously paid:

--------------------------------------------------------------------------------
         (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
         (3) Filing party:

--------------------------------------------------------------------------------
         (4) Date filed:

--------------------------------------------------------------------------------

                            KIMCO REALTY CORPORATION

                            3333 NEW HYDE PARK ROAD
                          NEW HYDE PARK, NY 11042-0020



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           to be held on May 15, 2003


   Notice is hereby given of, and you are cordially invited to attend, the 2003 Annual Meeting of Stockholders (the "Meeting") of Kimco Realty Corporation, a Maryland corporation (the "Company"), to be held on Thursday, May 15, 2003, at 10 o'clock a.m. at 270 Park Avenue, 11th Floor, Room C, New York, NY 10017 for the following purposes:

     1. To elect directors to serve for a term of one year and until their successors are duly elected and qualify;

     2. To approve a recommendation by the Executive Compensation Committee of the Board of Directors that the number of shares of the Company's Common Stock, par value $.01 per share, subject to Option under the Company's 1998 Equity Participation Plan be increased by 5,000,000 shares; and

     3. To transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

   Only holders of record of the Common Stock of the Company at the close of business on April 3, 2003, will be entitled to vote at the Meeting or any adjournment(s) or postponement(s) thereof.

   IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR, ALTERNATIVELY, YOU MAY AUTHORIZE YOUR PROXY BY TELEPHONE OR BY INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

                                 BY ORDER OF THE BOARD OF DIRECTORS



                                     /s/ Bruce M. Kauderer
                                     Bruce M. Kauderer
                                     Secretary

April 7, 2003.

                            KIMCO REALTY CORPORATION

             3333 NEW HYDE PARK ROAD, NEW HYDE PARK, NY 11042-0020

                                    --------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS

                           to be held on May 15, 2003


   This Proxy Statement is furnished to holders of record of the Common Stock, par value $.01 (the "Common Stock") of Kimco Realty Corporation, a Maryland corporation (the "Company"), in connection with the solicitation of proxies in the form enclosed herewith for use at the 2003 Annual Meeting of Stockholders (the "Meeting") of the Company to be held on Thursday, May 15, 2003, at 10 o'clock a.m. for the purposes set forth in the Notice of Annual Meeting of Stockholders.

   This solicitation is made by the Company on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board"). Costs of this solicitation will be borne by the Company. Directors, officers and employees of the Company and its affiliates may also solicit proxies by telephone, telegraph, fax, e-mail or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to stockholders.

   The Company's Annual Report for the calendar year ended December 31, 2002 has been mailed with this Proxy Statement. This Proxy Statement and the enclosed form of proxy were mailed to stockholders on or about April 11, 2003. The principal executive offices of the Company are located at 3333 New Hyde Park Road, New Hyde Park, New York 11042-0020; telephone (516) 869-9000.

   Holders of record of the Common Stock as of the close of business on the record date, April 3, 2003, are entitled to receive notice of, and to vote at, the Meeting. The outstanding Common Stock constitutes the only class of securities entitled to vote at the Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on April 3, 2003, there were 104,940,140 shares of Common Stock issued and outstanding.

   Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned form of proxy, the shares will be voted FOR the election of all nominees for Director (See Proposal 1) and FOR the recommendation by the Executive Compensation Committee of the Board of Directors that the shares of the Common Stock subject to Option under the Company's 1998 Equity Participation Plan (the "Equity Participation Plan") be increased by 5,000,000 shares (See Proposal
2). To be voted, proxies must be filed with the Secretary of the Company prior to voting. Proxies may be revoked at any time before exercise (i) by filing a notice of such revocation, (ii) by filing a later dated proxy with the Secretary of the Company or (iii) by voting in person at the Meeting. Dissenting stockholders will not have rights of appraisal with respect to any matter to be acted upon at the Meeting.

   Under Maryland law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered by the beneficial owner of the stock to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

                                   PROPOSAL 1
                             Election of Directors


   The Company's Bylaws, as amended (the "Bylaws"), provide that all directors be elected at each annual meeting of stockholders. Pursuant to the Company's charter and such Bylaws, the Directors have fixed the number of directors to be elected at seven. The persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of the seven nominees for director designated below, all of whom are presently directors of the Company, to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve, the proxies may vote for another person nominated by the Nominating and Corporate Governance Committee and approved by the Board of Directors or the Board may amend the Bylaws to reduce the number of directors to be elected at the meeting.

Information Regarding Nominees (as of April 3, 2003)

                                                                          Present Principal Occupation or
Name                                  Age                           Employment and Five-Year Employment History
----                                  ---                           --------------------------------------------
Martin S. Kimmel(2)(3)(4)             87       Chairman (Emeritus) of the Board of Directors of the Company since November 1991;
                                                 Chairman of the Board of Directors of the Company for more than five years prior to such date. Founding member of the Company's predecessor in 1966.

Milton Cooper(2)(3)                   74       Chairman of the Board of Directors and Chief Executive Officer of the Company since
                                                 November 1991; Director and President of the Company for more than five years prior to such date. Founding member of the Company's predecessor in 1966.

Richard G. Dooley(1)(3)(4)            73       Director of the Company since December 1991. Consultant to, and from 1978 to 1993,
                                                 Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life
                                                 Insurance Company.

Michael J. Flynn(2)                   67       Vice Chairman of the Board of Directors of the Company since January 1996 and, since January 1997, President and Chief Operating Officer; Director of the Company
                                                 since December 1991. Chairman of the Board and President of Slattery Associates,
                                                 Inc. for more than five years prior to joining the Company in 1996.

Joe Grills(1)(3)(4)                   68       Director of the Company since January 1997. Chief Investment Officer for the IBM
                                                 Retirement Funds from 1986 to 1993 and held various positions at IBM for more than five years prior to 1986.

David B. Henry                        54       Vice Chairman of the Board of Directors of the Company since May 2001 and, since
                                                 April 2001, Chief Investment Officer of the Company. Prior to joining the Company,
                                                 Chief Investment Officer of G.E. Capital Real Estate since 1997 and held various positions at G.E. Capital for more than five years prior to 1997.

Frank Lourenso (1)(3)(4)              62       Director of the Company since December 1991. Executive Vice President of J.P.
                                                 Morgan ("J.P. Morgan", and successor by merger to The Chase Manhattan Bank and
                                                 Chemical Bank, N.A.) since 1990. Senior Vice President of J.P. Morgan for more than five years prior to that time.

---------------
(1)  Member of Audit Committee.
(2)  Member of Executive Committee.
(3)  Member of Executive Compensation Committee.
(4)  Member of Nominating and Corporate Governance Committee.

   Mr. Cooper is also a director of Getty Realty Corp. and Blue Ridge Real Estate/Big Boulder Corporation. He also serves as a member of the Board of Governors of the National Association of Real Estate Investment Trusts.

   Mr. Dooley is also a director of Jefferies Group, Inc. and a trustee of MassMutual Corporate Investors and MassMutual Participation Investors.

   Mr. Flynn is also Chairman of the Board of Directors of Blue Ridge Real Estate/Big Boulder Corporation.

   Mr. Grills is also a Director of certain Merrill Lynch Mutual Funds and Duke University Management Company. He also serves as a member of the Investment Advisory Committees of the State of New York Common Retirement Fund and the Virginia Retirement System. Mr. Grills is a member of the Association of Financial Professionals Committee on Investment of Employee Benefit Assets, its executive committee and is a former chairman of that committee.

   All directors of the Company serve terms of one year and until the election and qualification of their respective successors. Each of the above Directors was in attendance at each of the four regular meetings of the Board of Directors held during 2002, which occurred on February 6, April 24, July 24 and October 23. All of the Directors of the Board were in attendance at the 2002 Annual Meeting of Stockholders held on May 14, 2002.

Committees of the Board of Directors

   Audit Committee. The Audit Committee currently consists of three directors, none of whom are employees of the Company, including Mr. Lourenso, who is the chairman of the Audit Committee. The Board of Directors has established the Audit Committee to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees, review the Company's financial statements, financial reporting issues and review the adequacy of the Company's internal accounting controls. Four meetings of the Audit Committee were held during 2002, on February 6, April 24, July 24, and October 23. In addition, the Audit Committee held a meeting on February 11, 2003 and a telephonic meeting on March 25, 2003.

   Executive Committee. The Executive Committee currently consists of three directors, of whom two are employees of the Company, including Mr. Cooper who is chairman of the Executive Committee. The Executive Committee has been granted the authority to acquire and dispose of real property, to borrow money on behalf of the Company and to authorize, on behalf of the full Board of Directors, the execution of certain contracts and agreements (except for contracts between the Company and KC Holdings, Inc. - see "Compensation Committee Interlocks and Insider Participation"). The Executive Committee convened twice during 2002, on April 24 and October 23.

   Executive Compensation Committee. The Executive Compensation Committee currently consists of five directors, of whom one is an employee of the Company, including Mr. Grills, who is chairman of the Executive Compensation Committee. The Board of Directors has established an Executive Compensation Committee to determine compensation for the Company's executive officers, in addition to administering the Company's Equity Participation Plan (as defined herein). Three meetings of the Executive Compensation Committee were held during 2002, on February 6, July 24, and October 23. In addition, the Executive Compensation Committee held a meeting on February 11, 2003.

   Nominating and Corporate Governance Committee. The Board of Directors has established a Nominating and Corporate Governance Committee which currently consists of four directors, none of whom are employees of the Company, including Mr. Dooley, who is chairman of the Nominating and Corporate Governance Committee. The functions of the Nominating and Corporate Governance Committee include recommending candidates for annual election to the Board of Directors and to fill vacancies on the Board of Directors that may arise from time to time. The Nominating and Corporate Governance Committee will consider all candidates recommended by stockholders in accordance with the procedure established in the Company's

Bylaws which requires recommendations to be submitted in writing ninety days in advance of the anniversary of the preceding year's annual meeting of stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in the Company's proxy statement. Recommendations should be submitted to the Secretary of the Company. The Nominating and Corporate Governance Committee is also responsible for ensuring that the Company is in adherence with good corporate governance principles and is responsible for developing and implementing the Company's corporate governance guidelines that apply to all of its directors and management, code of business conduct and ethics and code of ethics for its chief executive officer and senior financial officers. The Nominating and Corporate Governance Committee is also charged with the task of ensuring the Company's compliance with all New York Stock Exchange listing requirements. The Nominating and Corporate Governance Committee conducts private sessions prior to the regular scheduled board meetings. Such sessions were held during 2002 on February 5, April 23, July 23 and October 22. One formal meeting of the Nominating and Corporate Governance Committee was held during 2002, on April 24. In addition, the Nominating and Corporate Governance Committee held a formal meeting on February 11, 2003.

   Each of the Directors comprising these various Committees of the Board of Directors was in attendance at all meetings of such Committees held on the dates indicated.

Compensation of Directors

   Members of the Board of Directors and Committees thereof who are not also employees of the Company ("Non-employee Directors") receive an annual fee of $30,000, plus fees of $2,000 for attending each regular or special meeting of the full Board. The Non-employee Directors, other than Mr. Kimmel, receive $500 for attending each Executive Compensation Committee and Nominating and Corporate Governance Committee meeting. The Non-employee Directors who are members of the Audit Committee also receive an additional annual fee of $10,000 and $2,000 for attending each Audit Committee meeting. In accordance with the Company's Equity Participation Plan (as defined herein), the Non-employee Directors may be granted awards of deferred stock ("Deferred Stock") in lieu of directors' fees. Unless otherwise provided by the Board, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. Pursuant to such arrangements, each of Messrs. Kimmel, Dooley, Grills and Lourenso received directors' fees in cash of $21,000, $41,000, $41,000 and $41,000, respectively, during 2002. During 2002, Messrs.
Kimmel, Dooley, Grills and Lourenso each received Deferred Stock awards valued at $19,000, in lieu of directors' fees and meeting fees. Employees of the Company who are also Directors are not paid any directors' fees.

   Mr. Kimmel received approximately $44,000 during 2002, as payment for consulting services rendered to, and reimbursement of certain expenses incurred on behalf of, the Company.

   During 2002, 2001 and 2000, the Company granted each Non-employee Director options to acquire 11,250 shares of Common Stock at $31.25, $32.80 and $27.1667 per share, respectively, the market prices on the dates of such option grants. See "Executive Compensation and Transactions with Management and Others -- Executive Compensation and Employment Contracts" for information concerning stock options granted to Mr. Cooper, Mr. Flynn and Mr. Henry. The Company intends to grant Non-employee Directors, options to acquire an additional 11,250 shares during 2003 at the then current market price.

Vote Required

   Assuming the presence of a quorum, a plurality of all the votes cast by the holders of shares of Common Stock present, in person or by proxy, and entitled to vote at the Company's Annual Meeting will be sufficient to elect a nominee as a director. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the result of election of directors.

   THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth certain information available to the Company as of April 3, 2003, with respect to shares of its Common Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the U.S. Securities and Exchange Commission, the "SEC") of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the Company:

                                                  Shares Owned        Percent
                                                Beneficially (#)    of Class (%)
Name & Address (where required)                 ----------------    ------------
    of Beneficial Owner                              Common            Common
 ------------------------                            ------            ------

Stichting Pensioenfonds ABP                        10,300,000            9.8
Oude Lindestraat 70
Postbus 2889
6401 DL Heerlen, The Netherlands

Milton Cooper                                       6,948,737(1)(4)      6.6
c/o Kimco Realty Corporation
3333 New Hyde Park Rd.
New Hyde Park, NY 10042

Martin S. Kimmel                                    4,146,056(2)         4.0
c/o Kimco Realty Corporation
3333 New Hyde Park Rd.
New Hyde Park, NY 11042

Helen Kimmel                                        3,568,451(3)         3.4
445 Park Avenue
New York, NY 10022

Michael J. Flynn                                      477,938              *

Michael V. Pappagallo                                 365,999              *

Jerald Friedman                                       236,500              *

Richard G. Dooley                                     154,637              *

Frank Lourenso                                        137,896(6)           *

Glenn G. Cohen                                        127,914              *

David M. Samber                                       106,875              *

Joe Grills                                             86,250              *

David B. Henry                                         58,226              *

Bruce M. Kauderer                                      31,161              *

Raymond Edwards                                        10,786              *

Thomas Caputo                                          10,500(5)           *

All Directors and executive                        12,899,475(4)        12.3
officers as a group (14 persons)

---------------
*    Less than 1%
(1) Includes 1,624,125 shares held by Mr. Cooper as trustee for the benefit of Mr. Kimmel's son. Does not include 385,790 shares held by adult members of Mr. Cooper's family, as to all of which shares Mr. Cooper disclaims beneficial ownership.

(2) Does not include 1,624,125 shares held in trust by Mr. Cooper for Mr. Kimmel's son or 2,395,951 shares held by Mrs. Helen Kimmel, his wife, as to all of which shares Mr. Kimmel disclaims beneficial ownership. Also, does not include 1,172,500 shares held by foundations and trusts for which Mrs. Kimmel is a trustee, as to all of which shares Mr. Kimmel disclaims beneficial ownership.
(3) Does not include 4,146,056 shares held by Mr. Kimmel, her husband, or 1,624,125 shares held in trust by Mr. Cooper for Mr. Kimmel's son, as to all of which shares Mrs. Kimmel disclaims beneficial ownership.
(4) Does not include 1,635,148 shares held by KC Holdings, Inc., a related, private corporation in which Mr. Cooper holds a controlling interest. See "Compensation Committee Interlocks and Insider Participation - Transactions with KC Holdings, Inc."
(5) Does not include 4,500 shares owned by Mrs. Caputo, his wife, as to all of which shares Mr. Caputo disclaims beneficial ownership.
(6) Does not include 2,250 shares owned by Mrs. Lourenso, his wife, as to all of which shares Mr. Lourenso disclaims beneficial ownership.

   The following table sets forth certain information available to the Company as of April 3, 2003, with respect to its Depositary Shares representing its Class A, Class B and Class C Preferred Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the Company:


                                                   Shares Owned                       Percent
                                                  Beneficially(#)                  of Class (%)
                                           ----------------------------    ----------------------------

Name & Address (where required)                 Depositary Shares               Depositary Shares
   of Beneficial Owner                     Class A    Class B   Class C    Class A    Class B   Class C
-------------------------------            -------    -------   -------    -------    -------   -------
David M. Samber                             3,700      3,550     5,560         *         *         *

Bruce M. Kauderer                              --      1,900     2,100        --         *         *

All Directors and executive
  officers as a group (2 persons)           3,700      5,450     7,660         *         *         *

---------------
*    Less than 1%

Executive Compensation and Transactions with Management and Others

   Executive Officers. Reference should be made to the Company's annual report on Form 10-K for the year ended December 31, 2002, incorporated herein by reference, following Part I, Item IV, for information with respect to the executive officers of the Company.

   Executive Compensation. The following table sets forth the summary compensation of the Chairman of the Board of Directors (and Chief Executive Officer) and the four other most highly paid executive officers of the Company for calendar years 2002, 2001 and 2000.


                           SUMMARY COMPENSATION TABLE


                                                                                      Long Term
                                                                                     Compensation
                                    Annual Compensation                                 Awards
                               -----------------------------    ---------------------------------------------------------
               (a)               (b)       (c)        (d)           (e)            (f)            (g)            (h)
                                                                   Other                       Securities
             Name and                                              Annual      Restricted      Underlying     All other
            Principal          Period    Salary      Bonus      Compensation      Stock         Options     Compensation
             Position           Ended      ($)        ($)         ($) (1)        Awards         (#) (2)        ($) (3)
            -----------        -------   -------   ---------    ------------   -----------     -----------  --------------
Milton Cooper                   12/02    658,500     250,000         --            --           112,500           630
 Chairman of the Board          12/01    658,500   1,550,000(6)      --            --           112,500         1,696
 Of Directors and Chief         12/00    658,000     100,000         --            --           112,500         8,034
 Executive Officer

Michael J. Flynn (5)            12/02    658,500     350,000         --            --           112,500           630
 Vice Chairman of the           12/01    658,500     375,000         --            --           337,500         1,696
 Board of Directors and         12/00    658,000     200,000         --            --           112,500         4,953
 President & Chief
 Operating Officer

David B. Henry (5)              12/02    508,500     400,000         --            --            65,000        17,875(7)
 Vice Chairman of the           12/01    365,385   1,177,885(4)      --            --           425,000        18,947(7)
 Board of Directors and         12/00         --          --         --            --                --            --
  Chief Investment Officer

Jerald Friedman (5)             12/02    458,500     450,000         --            --            30,000           630
 Executive Vice                 12/01    458,500     450,000         --            --            25,000         1,696
 President                      12/00    426,769     150,000         --            --            37,500         1,677

Raymond Edwards (5)             12/02    355,481     150,000         --            --            65,000           630
 Vice President                 12/01    154,808     115,500(8)      --            --           127,500           262
                                12/00         --          --         --            --                --            --

---------------
(1) No named officer received perquisites or other personal benefits aggregating the lesser of 10% of annual salary and bonus or $50,000.
(2) Options to acquire shares of Common Stock at exercise prices equal to the fair market value on the dates of grant.
(3) The amounts shown represent the value of Company paid group term life insurance premiums.
(4) Includes unrestricted stock award of 37,500 shares of Common Stock valued at $1,062,500 based upon a price of $28.33 per share on April 2, 2001, as reported on the New York Stock Exchange.
(5) See "Executive Compensation and Transactions with Management and Others - Employment Contracts".
(6)  Includes a special incentive award of $1,300,000.
(7) Includes life insurance premium for individual policy paid by the Company and the value of Company paid group term life insurance premiums.
(8) Represents an unrestricted stock award of 3,750 shares of Common Stock valued at $115,500 based upon a price of $30.80 per share on July 12, 2001, as reported on the New York Stock Exchange.

                       OPTION GRANTS IN LAST FISCAL YEAR


   The following table provides information on options to acquire shares of the Company's Common Stock granted to the named executive officers during 2002.


                                                                             Potential Realizable
                                                                                      Value
                                                                                at Assumed Annual
                                                                              Rates of Stock Price
                                                                                Appreciation for
                                Individual Grants                                Option Term (1)
                                -----------------                            ----------------------
     (a)               (b)             (c)             (d)          (e)          (f)         (g)
                                   % of Total
                     Options     Option Granted     Exercise
                     Granted      to Employees        Price     Expiration
     Name            (#) (2)     in Fiscal Year      ($/Sh)        Date        5% ($)      10% ($)
     ----           ---------    --------------     ---------   -----------   --------    --------
Milton Cooper        112,500           7.2            31.25      12/12/12     2,210,958   5,603,001
Michael J. Flynn     112,500           7.2            31.25      12/12/12     2,210,958   5,603,001
David B. Henry        65,000           4.2            31.25      12/12/12     1,277,442   3,237,289
Jerald Friedman       30,000           1.9            31.25      12/12/12       589,589   1,494,134
Raymond Edwards       65,000           4.2            31.25      12/12/12     1,277,442   3,237,289

---------------
(1) Assumed annual rates of stock price appreciation, as determined by the SEC, for illustrative purposes only. Actual stock prices will vary from time to time based upon market factors and the Company's financial performance. No assurance can be given that such rates will be achieved.
(2) Options generally become exercisable one-third on each of the first three anniversaries of the date of grant or sooner at the discretion of the Executive Compensation Committee of the Board.


                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

   The following table provides information on options to acquire shares of Common Stock exercised in 2002 by the named executive officers, and the value of each such officer's unexercised options to acquire shares of Common Stock outstanding at December 31, 2002.

    (a)                         (b)              (c)                (d)                    (e)
                                                                 Number of        Value of Unexercised
                                                                Unexercised           In-the-Money
                                                              Options at Year      Options at Year End
                          Shares Acquired       Value             End (#)                ($)(1)
   Name                   on Exercise (#)    Realized ($)    Exer.     Unexer.      Exer.      Unexer.
   ----                   ----------------   ------------   ------    --------    ---------  ----------
Milton Cooper                  4,687            51,401      209,813    226,125    1,174,025     132,854
Michael J. Flynn(2)            4,687            51,401      288,856    376,875    1,231,740     430,329
David B. Henry(2)              3,658            18,168           --    482,684           --   1,215,820
Jerald Friedman(2)             4,687            51,401      226,125     59,500    1,339,615      44,285
Raymond Edwards(2)             3,258             5,256           --    185,984           --          --

---------------
(1) Based upon the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 2002 of $30.64 per share.
(2) See "Executive Compensation and Transactions with Management and Others -- Employment Contracts".

   Employment Contracts. In November 1998, the Company entered into a new five-year employment agreement with Mr. Michael J. Flynn pursuant to which Mr. Flynn continues to serve as President and Chief Operating Officer of the Company. Mr. Flynn also serves as Vice Chairman of the Board of Directors. In accordance with this employment agreement, Mr. Flynn (i) is to receive a base salary of $650,000 per annum, (ii) shall be eligible to receive a bonus in such amounts, if any, as the Board, in its sole discretion shall determine and
(iii) shall be eligible to receive grants of Common Stock or options with respect thereto, in such amounts, if any, as the Board, in its sole discretion shall determine.

   Effective April 2001, the Company commenced a five-year employment agreement with David B. Henry pursuant to which Mr. Henry will serve as Chief Investment Officer of the Company. Mr. Henry also serves as Vice Chairman of the Board of Directors. In accordance with this employment agreement, Mr. Henry is to receive $750,000 per annum ($500,000 base salary and $250,000 guaranteed bonus) as compensation for his services. In addition, Mr. Henry received an unrestricted award of 37,500 shares of Common Stock which was valued at $1,062,500 based on the closing price of Common Stock on the date of the grant. Mr. Henry was also granted options to acquire 375,000 shares of Common Stock at an exercise price equal to the market price on the date of grant.
With respect to 37,500 of these stock options, they are to be considered qualified incentive stock options, as defined in and to the extent permitted under the Company's Equity Participation Plan, and the remaining 337,500 stock options shall be non-qualified options. Options with respect to these shares generally vest in three equal installments upon each of the first three anniversaries of the date of grant. Mr. Henry will also be entitled to an unrestricted award of 37,500 shares of Common Stock if Mr. Henry is employed by the Company on the tenth anniversary of the effective date of the employment agreement. In the event of, and depending upon the reasons for a termination of Mr. Henry's employment with the Company prior to such dates,
(i) any such non-vested shares would become 100% vested as the termination date and (ii) Mr. Henry would receive severance in the amount equal to the base salary and guaranteed bonus then in effect for the greater of the balance of the term of his employment agreement or one year.

   In June 1998, the Company entered into a three-year employment agreement with Mr. Jerald Friedman, pursuant to which Mr. Friedman began to serve as Executive Vice President of the Company. In accordance with this employment agreement, Mr. Friedman was to receive $450,000 per annum ($300,000 base salary and $150,000 guaranteed bonus) as compensation for his services. The agreement further provided that Mr. Friedman be granted options to acquire 150,000 shares of Common Stock at an exercise price of $24.958 per share, the market price on the date of grant. These stock options are to be considered qualified incentive stock options, as defined in and to the extent permitted under the Company's Equity Participation Plan. Options with respect to these shares shall vest in three equal installments upon each of the first three anniversaries of the date of grant. In the event of, and depending upon the reasons for, a termination of Mr. Friedman's employment with the Company prior to such dates, (i) any such non-vested shares would become 100% vested as of the termination date and (ii) Mr. Friedman would receive severance in the amount equal to the base salary and bonus then in effect for the greater of the balance of the term of this agreement or one year.

   In April 2000, the Company amended and restated the employment agreement with Mr. Friedman whereby effective January 1, 2000, Mr. Friedman will also serve as President of the Company's new development subsidiary (the "Development Company" or "KDI"). Effective January 2002, the term of this agreement has been extended through December 31, 2005 (the "First Amendment to Employment Agreement"). In accordance with the First Amendment to Employment Agreement, Mr. Friedman is to receive a base salary of $450,000 per annum. In addition, Mr. Friedman shall be eligible to earn a bonus upon the calculation of Development Company Profits, as defined in the First Amendment to Employment Agreement. The bonus shall be determined and paid semi-annually. Pursuant to the First Amendment to Employment Agreement, the bonus payable to Mr. Friedman for each six month period ending on the June 30th Measurement Date, as defined, shall be an amount equal to the lesser of (i) fifteen percent (15%) of Development Company Profits for that six month period or (ii) $225,000. The bonus payable to Mr. Friedman for each six month period ending on the December 31st Measurement Date, as defined, shall be an amount equal to fifteen percent (15%) of Development Company Profits for the twelve month period just ended, minus the bonus calculated on the immediately preceding June 30th Measurement Date, provided that the annual bonus to be earned by Mr. Friedman shall never exceed $450,000 for any said twelve month period ending on December 31st.

   Effective July 2001, the Company commenced a five-year employment agreement with Raymond Edwards pursuant to which Mr. Edwards will serve as Vice President. In accordance with this employment agreement, Mr. Edwards is to receive $400,000 per annum ($350,000 base salary and $50,000 guaranteed bonus) as compensation for his services. In addition, Mr. Edwards received an unrestricted award of 3,750 shares of Common Stock which was valued at $115,500 based on the price of the Common Stock on the date of the grant.
Mr. Edwards was also granted options to acquire 127,500 shares of Common Stock at an exercise price equal to the market price on the date of grant. With respect to 24,000 of these stock options, they are to be considered qualified incentive stock options, as defined in and to the extent permitted under the Company's Equity Participation Plan, and the remaining 103,500 stock options shall be non-qualified options. Options with respect to these shares generally vest in three equal installments upon each of the first three anniversaries of the date of grant. In the event of, and depending upon the reasons for a termination of Mr. Edwards employment with the Company prior to such dates,
(i) any such non-vested shares would become 100% vested as of the termination date and (ii) Mr. Edwards would receive severance in the amount equal to the base salary and guaranteed bonus then in effect for the greater of the balance of the term of his employment agreement or one year.

Compensation Committee Interlocks and Insider Participation

   The Executive Compensation Committee of the Board of Directors, comprised of Messrs. Martin Kimmel, Milton Cooper, Richard Dooley, Joe Grills and Frank Lourenso, is charged with the responsibility of determining compensation levels, including awards pursuant to the Company's Equity Participation Plan, for the named executive officers other than Mr. Cooper. Mr. Cooper's compensation and participation in the Equity Participation Plan is subject to review and approval by the members of the Executive Compensation Committee other than Mr. Cooper.

   Mr. Milton Cooper is Chairman of the Board of Directors of the Company, and Mr. Martin Kimmel is Chairman Emeritus of the Board. Messrs. Cooper and Kimmel were founding members of the Company's predecessor in 1966.

   The Company is party to a management agreement pursuant to which it manages three of KC Holdings' four remaining shopping center properties under terms which the Company believes are no less favorable than would be obtained in negotiations with an independent third party. The remaining property is owned in a joint venture and is managed by an unaffiliated joint venture partner. The management agreement was approved by a majority of the Company's Directors who are not also stockholders of KC Holdings. Management fees paid by KC Holdings to the Company was approximately $0.3 million during 2002.

   Joint Ventures. Members of the Company's management have investments in certain real estate joint ventures or limited partnerships, which own and/or operate seven of the Company's 599 property interests as of December 31, 2002. Such management investments predate the Company's IPO and, in each case, the Company is a general partner of the joint venture or partnership and controls or directs the management of the joint venture or partnership. Any material future transactions involving these joint ventures or partnerships, such as major renovations, disposal or sale, will be subject to the approval of a majority of disinterested directors of the Company.

   Relationship with J.P. Morgan. Mr. Lourenso, an Executive Vice President of J.P. Morgan, has been a Director of the Company since December 1991. The Company has maintained its principal banking relationship with J.P. Morgan. J.P. Morgan, together with a consortium of additional banks, has provided the Company with a $250.0 million, unsecured revolving credit facility which is scheduled to expire in August 2003. At December 31, 2002 there was $40.0 million outstanding under this facility.

   Relationship with The State of New York Common Retirement Fund. Mr. Grills is a member of the Investment Advisory Committee of The State of New York Common Retirement Fund (the "NYSCRF"). Mr. Grills has been a Director of the Company since January 1997. During 1999, the Company entered into a joint venture arrangement with the NYSCRF and other institutional investors in connection with the Kimco Income Operating Partnership ("KIR"), an entity established for the purposes of investing in high quality retail properties, financed primarily through the use of individual non-recourse mortgages. The NYSCRF has committed approximately

$267.0 million to the joint venture of which $215.0 million has been contributed. This investment by the NYSCRF was reviewed by the NYSCRF Real Estate Advisory Committee of which Mr. Grills is not a member.

Report of the Executive Compensation Committee on Executive Compensation

   The Executive Compensation Committee has provided the following Report on Executive Compensation:

   Compensation Strategy and Performance Criteria. The members of this Committee believe the Company's success is attributable in large part to the talent and dedication of its associates and, in particular, to the management and leadership efforts of its executive officers. Accordingly, the Company, under the guidance of the Executive Compensation Committee, is committed to develop and maintain compensation policies, plans and programs which seek to enhance cash flows, and consequently real property and stockholder values, by aligning the financial interests of the Company's senior management with those of its stockholders.

   In furtherance of these goals, the Company relies, to a large degree, on annual and longer term incentive compensation (that is, specifically cash bonuses, stock grants and stock option grants) to attract and retain corporate officers and other key associates of outstanding ability, and to motivate such persons to perform to their fullest potential. These forms of incentive compensation are variable and designed to effectuate a pay-for-performance philosophy which considers management's ability to consistently improve the Company's Funds from Operations (a widely-accepted measure of performance for real estate investment trusts) to be of paramount importance. Other performance criteria which affect incentive awards include the demonstrated ability to strengthen the Company's capital structure, the measure of improved total return to stockholders and individual performance/contributions to corporate goals and objectives.

   The Committee periodically deliberates the appropriate combination of cash and stock-based compensation, and weighs the competitiveness of the Company's plans in relation to compensation practices employed by a select group of successful real estate investment trusts that are (i) included in the NAREIT equity index used in the accompanying stock performance graph, and (ii) believed to be comparable to the Company based on market capitalization, portfolio size and distribution and product type. In general, the Committee has set base compensation levels for the Company's executive officers at competitive levels relative to this peer group. The number of stock options granted annually is an amount which the Committee, after due consideration of corporate and individual performance, changes in job function or title, competitive option grant levels and previously awarded options, considers appropriate to fairly compensate and properly motivate its officers.

   From time to time the Committee may retain compensation and other management consultants to assist with, among other things, structuring the Company's various compensation programs and determining appropriate levels of salary, bonus and other awards payable to the Company's officers and key personnel, as well as to guide the Company in the development of near-term individual performance objectives necessary to achieve long-term profitability. During 2001, the Company on behalf of the executive Compensation Committee engaged a compensation consulting firm to perform a market survey of the compensation levels for all key positions in the Company and engaged PricwaterhouseCoopers LLP to perform a study with regard to a special incentive award for Mr. Milton Cooper, Chief Executive Officer or the Company.

   2002 Performance. In evaluating 2002 performance, particularly noteworthy was the Company's ability, under senior management's direction, to increase Funds from Operations ("FFO", a widely-accepted measure of performance for real estate investment trusts) for the year ended December 31, 2002 to $319.7 million, or $3.03 per share on a diluted basis, from $295.9 million, or $2.99 per share on a diluted basis, during the preceding year. This increase was achieved despite the bankruptcy filing of Kmart Corporation ("Kmart"), the Company's largest tenant. The Company's improved performance reflects the combined effect of increased contributions from the investments in KIR, Kimco Retail Opportunity Portfolio ("KROP"), the RioCan Venture and other financing investments, reduced by lower income resulting from tenant bankruptcies and subsequent rejections of leases and a decrease in profits from the Montgomery Ward Venture.

   In January 2002, Kmart filed for protection under Chapter 11 of the U.S. Bankruptcy Code. During 2002, Kmart rejected its leases at 31 locations, representing approximately $30.8 million of annualized base rental revenues and approximately 3.2 million square feet of Gross Leaseable Area ("GLA"). As of December 31, 2002, Kmart represented 4.5% of annualized base rents and 6.9% of leased GLA.

   The Company had significant success in mitigating the vacancies caused by the Kmart bankruptcy filing and subsequent rejection of leases. During 2002, the Company disposed of, in separate transactions, seven former Kmart sites, comprised of approximately 1.0 million square feet of GLA, for an aggregate sales price of approximately $40.8 million. In addition, the Company has currently leased or is under agreement to lease eleven of the rejected locations, has terminated four ground lease locations and has received offers to purchase three of these sites. The Company is reviewing the offers received and is actively marketing the remaining six locations to prospective tenants.

   During 2002, the Company continued its investment in KIR, a joint venture established in 1998 with institutional partners for the purpose of investing in high quality real estate properties primarily financed with individual non-recourse mortgages. During 2002, KIR acquired 5 property interests aggregating
1.8 million square feet for approximately $213.5 million. As of December 31, 2002, KIR was comprised of 68 shopping center properties with total assets of approximately $1.6 billion. The Company, through its 43.3% non-controlling limited partnership interest in KIR increased its equity in income from KIR to $16.3 million for the year ended December 31, 2002 as compared to $13.2 million for the preceding year.

   During 2001, the Company formed a joint venture (the "Kimco Retail Opportunity Portfolio" or "KROP") with GE Capital Real Estate ("GECRE"), in which the Company has a 20% non-controlling interest and manages the portfolio. The purpose of this joint venture is to acquire established, high-growth potential retail properties in the United States. Total capital commitments to KROP from GECRE and the Company are for $200.0 million and $50.0 million, respectively, and such commitments are funded proportionately as suitable opportunities arise and are agreed to by GECRE and the Company.

   During 2002, KROP purchased 16 shopping centers aggregating 1.6 million square feet of GLA for approximately $177.8 million, including the assumption of approximately $29.5 million of mortgage debt encumbering three of the properties. Equity in income from KROP for the year ended December 31, 2002 was approximately $0.9 million.

   The Company formed the RioCan Venture with RioCan Real Estate Investment Trust ("RioCan", Canada's largest publicly traded REIT measured by gross leasable area) in which the Company has a 50% non-controlling interest, to acquire retail properties and development projects in Canada. The acquisition and development projects are to be sourced and managed by RioCan and are subject to review and approval by a joint oversight committee consisting of RioCan management and the Company's management personnel. During 2002, the RioCan venture acquired 24 shopping center properties and four development properties, in separate transactions, comprising approximately 5.7 million square feet of GLA for an aggregate purchased price of approximately
$683.7 million Canadian dollars ("CAD") (approximately USD $435.8 million) including the assumption of approximately CAD $321.5 million (approximately USD $203.1 million) in mortgage debt encumbering 13 of the properties. As of December 31, 2002, the RioCan Venture was comprised of 28 operating properties and four development properties, consisting of approximately 6.7 million square feet of GLA. Equity in income from RioCan for the year ended
December 31, 2002 was approximately $9.1 million as compared to $0.4 million for the preceding year.

   In connection with the Tax Relief Extension Act of 1999 (the "RMA"), which became effective January 1, 2001, the Company is now permitted to participate in activities which the Company was precluded from previously in order to maintain its qualification as a REIT, so long as these activities are conducted in entities which elect to be treated as taxable subsidiaries under Sections 856 through 860 of the Internal Revenue code of 1986, as amended (the "Code"), subject to certain limitations.

   Effective January 1, 2001, the Company elected taxable REIT subsidiary status for its wholly owned development subsidiary, KDI. KDI is primarily engaged in the ground-up development of neighborhood and community shopping centers and the subsequent sale thereof upon completion. During the year ended December 31, 2002, KDI sold four of its recently completed projects and eight out-parcels, in separate transactions, for approximately $128.7 million, which resulted in pre-tax gains of approximately $15.9 million.

   Additional activities conducted by the Company during 2002 through its taxable REIT subsidiaries ("TRS") primarily include, but are not limited to, real estate advisory and disposition services provided in connection with asset designation rights and assistance with inventory and fixture liquidations in connection with going-out-of-business sales by certain bankrupt retailers. During 2002, the Company's additional TRS activities provided approximately $10.4 million of pretax income.

   Further, consideration was given to management's ability to continue its strengthening of the Company's consolidated balance sheet by effectively utilizing its medium-term notes ("MTN") program and senior note debt offerings to obtain cost effective unsecured debt. During 2002, the Company issued an aggregate $102.0 million of unsecured debt under its MTN program and an aggregate $235.0 million of fixed-rate senior notes providing capital for debt repayment and property acquisitions. The Company continues to maintain a strong, prudent capital structure as evidenced by the percentage of its total debt to total market capitalization of 31% at December 31, 2002. In addition, the Company intends to maintain strong debt service coverage and fixed charge coverage ratios as part of its commitment to maintaining its investment-grade debt ratings.

   The increase in FFO, coupled with the ongoing strategy of maintaining a conservative capital structure, enabled the Company to provide common stockholders with dividends of $2.08 per share in 2002, which represented an 8.3% increase from the prior year. This dividend increase was the tenth consecutive annual increase enjoyed by the Company's common stockholders. However, the Kmart bankruptcy situation caused investor uncertainty that affected the short term performance of the stock price, and as a result, total returns to stockholders were approximately 0.2% during 2002. Nevertheless, the Executive Compensation Committee believes the Company's financial and operating performance in the face of the Kmart situation was an outstanding accomplishment and underscored the soundness of the Company's long term strategy to enhance shareholder value. In that regard, dividends on the Common Stock have been further increased by approximately 3.8% for 2003, or $2.16 per share.

   2002 Incentive Compensation. In establishing 2002 incentive compensation (that is, the cash bonuses, stock grants and stock option grants as set forth in the accompanying Summary Compensation and Option Grants in Last Fiscal Year tables) for the Company's named executive officers, the Committee concluded that each such officer had individually made a very substantial contribution toward achieving the aforementioned performance levels. The Committee did not specifically relate any measure of performance or any accomplishment to the incentives awarded, nor did the Committee assign relative weight to any specific performance factor. Rather, the Committee members made the subjective determination that the incentives awarded were appropriate in view of previously awarded incentives and their qualitative assessment that 2002 represented a year of significant achievement for the Company that was, in large part, attributable to the talents and efforts of its executive officers.

   The annual bonus and option to acquire shares of Common Stock awarded during 2002 to Mr. Cooper, Chairman of the Board of Directors and Chief Executive Officer, as set forth in the accompanying Summary Compensation Table, was determined by the members of the Executive Compensation Committee, other than Mr. Cooper, after evaluating generally the Company's achievements for the year and specifically Mr. Cooper's contributions towards realizing such performance levels. The Board concluded that Mr. Cooper's leadership, vision and decision making warranted the bonus awarded to Mr. Cooper.

                          Martin S. Kimmel
                          Milton Cooper
                          Richard G. Dooley
                          Joe Grills
                          Frank Lourenso

                          As to that portion of the report which pertains to Mr. Cooper's compensation:

                          Martin S. Kimmel
                          Richard G. Dooley
                          Joe Grills
                          Frank Lourenso

   Stock Price Performance. The following stock price performance chart compares the Company's performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified equity real estate investment trusts listed on the New York Stock Exchange, American Stock Exchange or the NASDAQ National Market System. Stock price performance, presented quarterly for the five years ended December 31, 2002, is not necessarily indicative of future results. All stock price performance assumes the reinvestment of dividends.

Kimco Realty Corporation
2002 Total Return Proxy Data
(December 1997 - December 2002)


                             [graphic]


          NAREIT Equity        S&P 500            KIMCO
          ----------------- ----------------------------------
  Date    Return    Index    Return   Index   Return   Index
--------------------------------------------------------------

 Sep-97            100.00             100.00           100.00
 Oct-97             97.30              96.66            93.16
 Nov-97             99.40             101.13           100.07
 Dec-97            101.75             102.87           102.62
 Jan-98            101.21             104.01           101.83
 Feb-98             99.49             111.51           103.67
 Mar-98            101.27             117.22           104.41
 Apr-98             97.97             118.40           110.81
 May-98             97.29             116.37           116.42
 Jun-98             96.63             121.09           122.58
 Jul-98             90.36             119.80           111.88
 Aug-98             81.83             102.48           107.35
 Sep-98             86.46             109.05           114.91
 Oct-98             84.86             117.92           121.84
 Nov-98             86.11             125.06           118.40
 Dec-98             83.94             132.27           121.61
 Jan-99             82.19             137.80           119.50
 Feb-99             80.26             133.52           115.67
 Mar-99             79.89             138.86           112.98
 Apr-99             87.47             144.24           122.24
 May-99             89.40             140.83           124.38
 Jun-99             87.95             148.65           123.79
 Jul-99             85.15             144.01           118.59
 Aug-99             84.07             143.29           117.80
 Sep-99             80.88             139.37           113.05
 Oct-99             78.89             148.19           109.78
 Nov-99             77.60             151.20           106.97
 Dec-99             80.06             160.10           111.10
 Jan-00             80.32             152.06           115.20
 Feb-00             79.37             149.18           112.94
 Mar-00             81.98             163.77           122.98
 Apr-00             87.49             158.85           132.89
 May-00             88.35             155.59           135.19
 Jun-00             90.61             159.42           136.86
 Jul-00             98.53             156.93           139.88
 Aug-00             94.53             166.68           137.75
 Sep-00             97.54             157.88           143.26
 Oct-00             93.32             157.21           138.78
 Nov-00             94.52             144.82           142.22
 Dec-00            101.17             145.53           154.85
 Jan-01            102.23             150.69           154.02
 Feb-01            100.59             136.95           146.65
 Mar-01            101.57             128.27           150.69
 Apr-01            103.99             138.24           156.80
 May-01            106.51             139.17           152.27
 Jun-01            112.75             135.78           168.73
 Jul-01            110.51             134.44           169.36
 Aug-01            114.55             126.03           173.59
 Sep-01            109.80             115.85           175.69
 Oct-01            106.66             118.06           179.57
 Nov-01            112.53             127.12           182.18
 Dec-01            115.27             128.23           182.98
 Jan-02            115.49             126.36           170.83
 Feb-02            117.72             123.92           173.63
 Mar-02            124.78             128.58           183.04
 Apr-02            125.85             120.85           182.57
 May-02            127.55             119.90           181.43
 Jun-02            131.04             111.36           190.47
 Jul-02            124.18             102.68           185.67
 Aug-02            123.94             103.35           183.42
 Sep-02            119.18              92.12           179.66
 Oct-02            113.45             100.22           178.01
 Nov-02            118.79             106.12           184.19
 Dec-02            119.67              99.89           183.15

Audit Committee Report

   The Audit Committee of the Board of Directors of the Company is responsible for providing objective oversight of the Company's financial accounting and reporting functions, system of internal control and audit process. The Audit Committee is composed of three directors, each of whom is independent as defined under the listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

   Management of the Company is responsible for the Company's system of internal control and its financial reporting process. The independent accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes.

   In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the December 31, 2002 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on

Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

   Based upon the Audit Committee's discussions with management and the independent accountants, and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, to be filed with the SEC.

                             Frank Lourenso
                             Richard G. Dooley
                             Joe Grills

Equity Participation Plan

   Description of Plan. The Company maintains its Stock Option Plan (the "Stock Option Plan") and its 1998 Equity Participation Plan (the "Equity Participation Plan") for the benefit of its eligible employees, consultants and directors. The Equity Participation Plan was established for the purpose of attracting and retaining the Company's directors, executive officers and other key employees by offering them an opportunity to own Common Stock and/or rights which will reflect the growth, development and financial success of the Company. The Equity Participation Plan provides that the Executive Compensation Committee or the Board, as applicable, may grant or issue "incentive" stock options and "non-qualified" stock options (within the meaning of the Internal Revenue Code, the "Code"), that vest over time and are exercisable at the "fair market value" of the Common Stock at the date of grant. In addition, the Equity Participation Plan provides for the granting of deferred stock ("Deferred Stock") to the Non-employee Directors of the Company. Deferred Stock may be granted to Non-employee Directors in lieu of directors' fees which would otherwise be payable to such Non-employees Directors, pursuant to such policies as may be adopted by the Board from time to time. Unless otherwise provided by the Board, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. The term of an award of Deferred Stock shall be set by the Board in its sole discretion.

   The Executive Compensation Committee has the authority under the Equity Participation Plan to determine the terms of options granted under the Equity Participation Plan, including, among other things, the individuals (who may be employees, consultants or directors of the Company) who shall receive options, the times when they shall receive them, whether an incentive stock option and/ or non-qualified option shall be granted, the number of shares to be subject to each option and the date or dates each option shall become exercisable. The Executive Compensation Committee also has the authority to grant options upon the condition that the employee agrees to cancel all or a part of a previously granted option and to amend or accelerate the vesting of previously granted options. The Board of Directors has adopted an amendment to the Equity Participation Plan that provides that the stock options, once granted, may not be repriced by the Executive Compensation Committee, except in connection with a transaction such as a stock split, stock dividend, merger, corporate reorganization or other transaction in an appropriate manner in order to prevent dilution or enlargement of the benefits or potential benefits to the holder as a result of or in connection with such transaction.

   The exercise price and term of each option are fixed by the Executive Compensation Committee, provided, however, that the exercise price must be at least equal to the fair market value of the stock on the date of grant and the term cannot exceed 10 years; and further provided that in the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, a subsidiary or a parent (within the meaning of Section 424 of the Code), the exercise price must be at least 110% of the fair market value on the date of grant and the term cannot exceed five years. Incentive stock options may be granted only within 10 years from the date of adoption of the Equity Participation Plan. The aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be granted under the Equity Participation Plan, or any other plan of the Company or any parent or subsidiary, which stock options are exercisable for the first time during any calendar year, may not exceed $100,000. The maximum number of options that may be granted to any one individual in any calendar year shall not exceed 750,000, provided that the grant of the options will not cause the Company to fail to qualify as a real estate investment trust for Federal income tax purposes. An optionee may, with the consent of the Executive Compensation Committee, elect to pay for the shares to be received upon exercise of his options in cash, shares of Common Stock or any combination thereof.

   Option Grants. A maximum aggregate of 13,500,000 shares of Common Stock have been reserved for issuance under the Stock Option Plan (4,500,000 shares, all of which have been issued) and the Equity Participation Plan (9,000,000 shares). Options to acquire 1,562,525, 2,119,175 and 1,347,637 shares were granted during 2002, 2001 and 2000 at weighted average exercise prices of $31.43, $30.71 and $27.09 per share, respectively.

Equity Compensation Plan Information

   The following table sets forth certain information regarding the Company's equity compensation plans as of December 31, 2002.


                                                                                     Number of securities
                                                                                    remaining available for
                                 Number of securities to      Weighted-average       future issuance under
                                 be issued upon exercise     exercise price of     equity compensation plans
                                 of outstanding options,    outstanding options,     (excluding securities
Plan Category                      warrants and rights      warrants and rights     reflected in column (a))
                                 -----------------------    --------------------   -------------------------
                                           (a)                      (b)                       (c)
Equity compensation plans
  approved by stockholders              7,102,703                  $27.37                  1,731,321
Equity compensation plans
  not approved by
  stockholders                                N/A                     N/A                        N/A
                                        ---------                  ------                  ---------
Total                                   7,102,073                  $27.37                  1,731,321
                                        =========                  ======                  =========


401(k) Plan

   The Company maintains a 401(k) retirement plan covering substantially all officers and employees of the Company. The 401(k) plan permits participants to defer up to a maximum of 10% of their eligible compensation, which deferrals generally are matched concurrently by the Company up to a maximum of 5% of the employee's eligible compensation. Participants in the 401(k) Plan are not subject to Federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401(k) Plan. Salary reduction contributions are treated as wages subject to FICA tax. Withdrawals from the plan may only be made upon termination of employment, or in connection with certain provisions of the 401(k) Plan that permit hardship withdrawals.

Certain Relationships and Related Transactions

   Members of the Company's management hold investments in certain real estate joint ventures or limited partnerships to which the Company is a party. Such investments predate the Company's IPO and, in each case, the Company controls or directs the management of the joint venture or limited partnership. Any material future transactions involving these joint ventures or partnerships require the approval of a majority of disinterested directors of the Company. See "Compensation Committee Interlocks and Insider Participation".

   Messrs. Kimmel and Cooper, Directors of the Company, are stockholders of KC Holdings. See "Compensation Committee Interlocks and Insider Participation".

   Mr. Frank Lourenso, a Director of the Company, is also an Executive Vice President of J.P. Morgan. The Company maintains its principal banking relationship with J.P. Morgan. See "Compensation Committee Interlocks and Insider Participation".

   Mr. Joe Grills, a Director of the Company, is also a member of the Investment Advisory Committee of NYSCRF. The Company has a joint venture arrangement with NYSCRF. See "Compensation Committee Interlocks and Insider Participation".

   Mr. Paul Dooley, Manager of Real Estate Tax Administration and Insurance of the Company, is the son of Mr. Richard G. Dooley, a director of the Company. Mr. Paul Dooley was paid a cash salary in 2002 as an employee of the Company that is commensurate with his position and was granted 10,000 options in 2002 pursuant to the Equity Participation Plan. In addition, Mr. Dooley was extended loans in the amount of $49,983 in 2001, $36,960 in 2000 and $62,865 in 1999 to supplement available margin loans and partially fund the purchase of 4,511 shares, 3,465 shares and 4,950 shares, respectively, of Common Stock. The stock purchase loans are scheduled to be repaid over a term of two years, however, the term may be extended at the discretion of the Board of Directors. The amount outstanding as of April 3, 2003 was $126,871.

   Mr. Patrick Flynn, Director of Real Estate of the Company, is the son of Mr. Michael J. Flynn, Vice Chairman of the Board, President and Chief Operating Officer of the Company. Mr. Patrick Flynn is also the President and a director of Blue Ridge Real Estate/Big Boulder Corporation, an entity in which the Company has a significant interest. Mr. Patrick Flynn was paid a cash salary in 2002 as an employee of the Company that is commensurate with his position and was granted 6,000 options in 2002 pursuant to the Equity Participation Plan.

   During 2002, the Company, through its KDI subsidiary, sold a property in Cedar Hill, Texas for a sales price of $23.7 million. The purchaser was a limited partnership, (the "Cedar Hill LP") of which the general partner is an unaffiliated party of the Company. The general partner is actively involved, among other things, in the sourcing of capital for investment in real estate ventures. Mr. Martin Kimmel, a Director of the Company, made a capital contribution to the Cedar Hill LP to acquire a 16.7% limited partnership interest. The Company believes that the sales price obtained from the Cedar Hill LP was at the then current market value as determined by competitive bids from other potential non-affiliated buyers. Current market value is defined as the most probable price for which a property will sell in a competitive market under all conditions requisite to a fair sale, with buyer and seller each acting prudently, knowledgably and for self interest, assuming that neither is under duress. Effective with the sale, the Company entered into a property management agreement with Cedar Hill LP. The Company believes the terms of the management agreement are no less favorable than would be obtained in negotiations with an independent third party.

   Transactions with Ripco Real Estate Corporation ("Ripco"). Ripco's primary business activity is that of a leasing agent and representative for national and regional retailers. Mr. Todd Cooper, an officer and 37% shareholder of Ripco, is a son of Mr. Milton Cooper, Chief Executive Officer and Chairman of the Board of Directors of the Company. During 2002, the Company (i) purchased a property for approximately $26.8 million from an entity in which Ripco had an approximate 16% interest and (ii) paid a brokerage commission of $10,000 to Ripco for services rendered as leasing agent for a national tenant in a shopping center property owned by the Company. The Company believes the purchase price paid for the property was at the then current market value. The Company determined its purchase price by discounting expected future cash flows from the property at a discount rate commensurate with that of similar retail properties within the same regional location. Current market value is defined as the most probable price for which a property will sell in a competitive market under all conditions requisite to a fair sale, with buyer and seller each acting prudently, knowledgably and for self-interest, assuming that neither is under duress. In addition, the Company believes that the brokerage commission paid was at or below the customary rates for such leasing services. The Company's Investment Committee, comprised of Milton Cooper, Chief Executive Officer and Chairman of the Board of Directors, Michael J. Flynn, President and Chief Operating Officer, David B. Henry, Chief Investment Officer and Michael V. Pappagallo, Chief Financial Officer, unanimously approved this transaction except, as to Milton Cooper, who abstained as a result of the nature of the relationship with the seller.

   Indebtedness of Management. The following table sets forth information with respect to indebtedness of Directors and executive officers to the Company.


                                 Largest
                                Aggregate
                              Indebtedness
                               Outstanding                        Amount
    Name and                   During 2002      Purpose of      Outstanding   Interest Rate
Principal Position               ($) (9)       Indebtedness       ($) (8)          (%)
------------------           --------------   ---------------   ------------  --------------
Michael J. Flynn                  97,108(1)   Stock purchase       83,563          6.0
 Vice Chairman of the
 Board of Directors,
 President and Chief
 Operating Officer

Michael V. Pappagallo            714,208(2)   Stock purchase           --          6.0
 Vice President -
 Chief Financial Officer

David B. Henry                   430,997(3)   Stock purchase      376,069          6.0
 Vice Chairman of the
 Board of Directors,
 Chief Investment Officer

Glenn G. Cohen                   315,035(4)   Stock purchase           --          6.0
 Vice President - Treasurer

Bruce M. Kauderer                144,479(5)   Stock purchase       94,996          6.0
 Vice President - Legal

Jerald Friedman                   99,274(6)   Stock purchase       90,884          6.0
 Executive Vice President

Raymond Edwards                  110,242(7)   Stock purchase      103,828          6.0
 Vice President

---------------
(1) Represents loans extended during 2001 and 2002 to supplement available margin loans and partially fund the purchase of 4,687 shares and 4,687 shares, respectively, of Common Stock. The stock purchase loans are scheduled to be repaid over a term of two years.
(2) Loans extended during 1999, 2000, 2001 and 2002 to supplement available margin loans and partially fund the purchase of 49,500 shares, 4,687 shares, 4,687 shares and 4,687 shares, respectively, of Common Stock by Mr. Pappagallo. These stock purchase loans were scheduled to be repaid over a term of two years. During 2002, Mr. Pappagallo repaid these loans in full.
(3) Represents (i) loan associated with an unrestricted stock award of 37,500 shares; this loan which is collateralized by the shares of Common Stock awarded is scheduled to be repaid over a term of five years and (ii) loans extended during 2001 and 2002 to supplement available margin loans and partially fund the purchase of 3,658 shares and 3,658 shares, respectively, of Common Stock by Mr. Henry. These stock purchase loans are scheduled to be repaid over a term of two years.
(4) Loans extended during 1999, 2000, 2001 and 2002 to supplement available margin loans and partially fund the purchase of 14,850 shares, 4,687 shares, 4,687 shares and 4,687 shares, respectively, of Common Stock by Mr. Cohen. These stock purchase loans were scheduled to be repaid over a term of two years. During 2002, Mr. Cohen repaid these loans in full.
(5) Loans extended during 2000, 2001 and 2002 to supplement available margin loans and partially fund the purchase of 4,687 shares, 4,687 shares and 4,594 shares, respectively, of Common Stock by Mr. Kauderer. These stock purchase loans are scheduled to be repaid over a term of two years. In addition, the loan extended in 2000 has been repaid in full.
(6) Loans extended during 2001 and 2002 to supplement available margin loans and partially fund the purchase of 4,687 shares and 4,687 shares, respectively, of Common Stock by Mr. Friedman. These stock purchase loans are scheduled to be repaid over a term of two years.
(7) Loans extended during 2001and 2002 to supplement available margin loans and partially fund the purchase of 3,258 shares and 3,258 shares, respectively, of Common Stock by Mr. Edwards. These stock purchase loans are scheduled to be repaid over a term of two years.
(8)  Indebtedness outstanding as of April 3, 2003.
(9)  Each of these loans was made prior to July 30, 2002.

Independent Public Accountants

   PricewaterhouseCoopers LLP was engaged to perform the annual audit of the books of account of the Company for the calendar years ended December 31, 2002 and 2001. There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than as pertain to its engagement as independent auditors for the Company in previous years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

   The following table provides information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2002 and 2001:


                                    2002        2001
                                  --------    --------
Audit Fees (1)                    $410,000    $250,000
Audit Related Fees (2)            $ 25,000    $ 25,000
Tax Fees                          $     --    $     --
All Other Fees(3)                 $     --    $ 25,000

---------------
(1) Audit fees include all fees for services in connection with (i) the annual audit of the Company's fiscal 2002 and 2001 financial statements included in its annual reports on Form 10-K, (ii) the review of the financial statements included in the Company's quarterly reports on Form 10-Q and (iii) the audit of the fiscal 2002 and 2001 financial statements of KIR, an entity in which the Company has a 43.3% non-controlling limited partnership interest and (iv) the consents and comfort letters issued in connection with four debt offerings during 2002 and two equity offerings in 2001.
(2)  Includes fees for the audit of the Company's employee benefit plan.
(3) Includes fees from the compensation consulting engagement in connection with the recommendation of a special incentive award to Mr. Milton Cooper, Chairman of the Board and Chief Executive Officer of the Company, during 2001. The Audit Committee discussed these services with PricewaterhouseCoopers LLP and determined that their provision of these services is compatible with maintaining PricewaterhousCoopers LLP's independence.

   The Audit Committee of the Board of Directors annually submits its recommendation with respect to the engagement of independent public accountants at the meeting of the full Board of Directors which takes place each year during the Company's third fiscal quarter. PricewaterhouseCoopers LLP has been the Company's independent public accountants since 1986. The Audit Committee of the Board of Directors will review the appointment of PricewaterhouseCoopers LLP for 2003 later this year.

                                   PROPOSAL 2
                  Proposal Regarding Equity Participation Plan


   The Company maintains its Stock Option Plan and its Equity Participation Plan pursuant to which the Executive Compensation Committee of the Board of Directors may grant incentive and non-qualified stock options, for the purposes of (i) furthering the growth, development and financial success of the Company by providing additional incentive to its directors, executive officers, consultants and other key employees who have been or will be given responsibilities for the management or administration of the Company's business affairs, and (ii) enabling the Company to attract and retain the services of the type of professional and managerial personnel considered essential to the long range success of the Company by providing an opportunity for such personnel to become owners of capital stock of the Company.

   A maximum aggregate of 13,500,000 shares of Common Stock are reserved for issuance under the Stock Option Plan (4,500,000 shares, all of which have been issued) and the Equity Participation Plan (9,000,000 shares). Options to acquire 11,768,679 shares at a weighted average exercise price of $23.41 have been granted through December 31, 2002, and as of such date 1,731,321 shares remain available for future grant under the Equity Participation Plan. As of December 31, 2002, there were options to acquire 7,102,703 shares of Common Stock outstanding at a weighted average price of $27.37.

   The Executive Compensation Committee of the Board of Directors considers the future grant of options under the Equity Participation Plan to be an integral part of the Company's compensation strategies and polices, as it seeks to enhance cash flows, and consequently real property and stockholder value, by aligning the financial interests of the Company's directors, executive officers, consultants and other key employees with those of its shareholders. Accordingly, the members of the Executive Compensation Committee have recommended that the Equity Participation Plan be amended so that the number of shares of Common Stock subject to Option under the Equity Participation
Plan would be increased by 5,000,000 shares. The directors, executive officers, consultants and other key employees who may receive grants of options to acquire such additional shares will continue to be determined in the future by the Executive Compensation Committee of the Board of Directors. The persons named as proxies in the accompanying form of proxy intend to vote FOR this recommendation.

Vote Required

   Approval of the recommendation by the Executive Compensation Committee to increase the numbers of shares of Common Stock subject to Option under the Equity Participation Plan by 5,000,000 shares requires approval by the affirmative vote of the holders of a majority of the votes cast at the Meeting; provided that the total number of votes cast at the Meeting represents over 50% in interest of all Common Stock entitled to vote on such proposal. Accordingly, abstentions and broker non-votes will have the effect of a vote against such proposal unless holders of more than 50% in interest of all securities entitled to vote on such proposal cast votes, in which event broker non-votes will have no effect on the result of such vote.

   THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK SUBJECT TO OPTION UNDER ITS EQUITY PARTICIPATION PLAN.

Other Matters

   Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports (Forms 3, 4 and 5) of the ownership and changes in the ownership of such equity securities with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of the Company's stock are required by SEC regulation to furnish the Company with copies of all such forms which they file.

   Based solely on the Company's review of the copies of Forms 3, 4 and 5 and amendments thereto received by it for the year ended December 31, 2002, or written representations from certain reporting persons that no such forms were required to be filed by those persons, the Company believes that during the year ended December 31, 2002, all filing requirements were complied with by its officers, directors, beneficial owners of more than ten percent of the Company's stock and other persons subject to Section 16 of the Exchange Act.

   Financial and Other Information. On October 24, 2001, the Company's Board of Directors declared a three-for-two split (the "Stock Split") of the Common Stock which was effected in the form of a stock dividend payment on December 21, 2001 to stockholders of record on December 10, 2001. All Common Stock share and per share data included in this Proxy Statement have been adjusted to reflect this Stock Split.

   Reference should be made to the Company's annual report on Form 10-K for the year ended December 31, 2002, and the Company's Annual Report delivered together with this Proxy Statement, such documents incorporated herein by reference, for financial information and related disclosures required to be included herein.

   Stockholders' Proposals. Proposals of stockholders intended to be presented at the Company's Annual Meeting of Stockholders to be held in 2004 must be received by the Company no later than December 11, 2003, in order to be included in the Company's proxy statement and form of proxy relating to that meeting. Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. A stockholder who wishes to make a proposal at the 2004 Annual Meeting without including the proposal in the Company's proxy statement and form of proxy relating to that meeting must notify the Company by February 26, 2004. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2004 Annual Meeting may exercise discretionary voting power with respect to any such proposal.

   Documents Incorporated by Reference. This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents (except for certain exhibits to such documents, unless such exhibits are specifically incorporated herein) are available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company. In addition, the Company's Web site is located at http:// www.kimcorealty.com. On the Company's Web site you can obtain, free of charge, a copy of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended, as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

   All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

   Other Business. All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Meeting for action. However, as to any such business, the persons designated as proxies will have authority to act in their discretion.

                                                                     Appendix A


                            KIMCO REALTY CORPORATION
                            AUDIT COMMITTEE CHARTER


Mission Statement and Organization

   The Audit Committee of the Board of Directors will:

   o Oversee the Company's accounting and financial reporting policies and practices and system of internal control;

   o Oversee the quality and objectivity of its financial statements and the independent audit thereof; and

   o Act as a liaison between the Company's independent auditors and its full board of directors.

   This Audit Committee shall consist entirely of members of the Board that are free of any relationships that, in the opinion of the Board, would interfere with the exercise of their independent judgment. The Audit Committee shall consist of three members, each of whom shall have accounting or financial management experience and expertise, as determined by the full Board in its business judgment. One member shall serve as Committee Chair. The Audit Committee will meet at least two times per year with special meetings called as circumstances warrant, and shall meet annually with the Chief Financial Officer of the Company. The Audit Committee will review and reassess the adequacy of this charter on an annual basis.

   The function of the Audit Committee is oversight; it is management's responsibility to maintain appropriate systems for accounting and internal control, and the independent auditor's responsibility to plan and carry out a proper audit.

Roles and Responsibilities

   o To recommend the selection, retention or termination of independent auditors and to evaluate their independence;

   o Meet with the Company's independent auditors, including private meetings, as deemed necessary to:

     o  to review the arrangements for the annual audit and any special audits;

     o to discuss any matters of concern brought to their attention relating to the Company's financial statements;

     o consider the auditors' comments with respect to the Company's financial policies, procedures and internal accounting controls and management's responses thereto;

     o to review the form of opinion the auditors propose to render to the Board and shareholders; and

     o to review the Company's quarterly financial results prior to the public release and/or the Company's quarterly financial statements prior to filing or distribution. The Committee Chair may represent the full Committee for the review of the quarterly statements.

   o To receive reports concerning any changes in accounting principles or practices proposed by management or the independent auditors;

   o To review the fees charged by the independent auditors for audit and non-audit services brought to the Committee's attention by management;

   o To investigate improprieties or suspected improprieties in the Company's operations; and

   o Regularly update the Board of Directors with respect to the above and other matters as the Committee may deem necessary or appropriate and make appropriate recommendations.

   The Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to retain special counsel and other experts or consultants at the expense of the Company.

                                                                     2740-PS-02

[Kimco Realty Corporation Logo]     VOTE BY INTERNET - www.proxyvote.com
KIMCO REALTY CORPORATION            Use the Internet to transmit your voting
C/O PROXY SERVICES                  instructions and for electronic delivery of
P.O. B0X9142                        information up until 11:59 P.M. Eastern Time
FARMINGDALE, NY 11735               the day before the cut-off date or meeting
                                    date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

                                    VOTE BY PHONE - 1-800-690-6903
                                    Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

                                    VOTE BY MAIL
                                    Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kimco Realty Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:               KIMCO1                  KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                 DETACH AND RETURN THIS PORTION ONLY
                                       THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
------------------------------------------------------------------------------------------------------------------------------------
KIMCO REALTY CORPORATION


     Vote On Directors

     1.   To elect Directors to serve for a term            For Withhold For All            To withhold authority to vote, mark "For
          of one year and until their successors             All   All   Except             All Except" aid write the nominee's
          are duly elected and qualify:                      |_|   |_|    |_|               number on the line below.
          Nominees:

          (01) M.Kimmel       (05) J. Grills
          (02) M. Cooper      (06) D. Henry
          (03) R. Dooley      (07) F. Lourenso
          (04) M. Flynn

Vote On Proposal                                                                                             For   Against   Abstain

     2.   To approve a recommendation by the Executive Compensation Committee of the Board of
          Directors that the number of shares of the Company's Common Stock par value $.01 per share, subject to Option under the Company's 1998 Equity Participation Plan be increased
          by 5,000,000 shares;                                                                               |_|     |_|       |_|

     3.   To transact such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

     For address changes, please check this box
     and write them on the back where indicated                  |_|

     Please sign exactly as name appears above.
     When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such, If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     ---------------------------------------------------                   ---------------------------------------------------

     ---------------------------------------------------                   ---------------------------------------------------
     Signature [PLEASE SIGN WITHIN BOX]      Date                          Signature (joint Owners)                Date
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            KIMCO REALTY CORPORATION

                                     PROXY

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Milton Cooper, Michael J. Flynn and Bruce Kauderer as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of Kimco Realty Corporation held of record by the undersigned on April 3, 2003, at the Annual Meeting of Stockholders to be held on May 15, 2003, or any adjournment(s) or postponement(s) thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement.

     The Board of Directors recommends a vote (1) FOR all of the nominees for director and a vote (2) FOR the recommendation by the Executive Compensation Committee of the Board of Directors that the number of shares of the Company's Common Stock par value $.01 per share, subject to Option under the Company's 1998 Equity Participation Plan be increased by 5,000,000 shares.

     To vote FOR all of the nominees for director and FOR the recommendation by the Executive Compensation Committee, just sign and date the reverse side. No boxes need to be checked.

This proxy when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of all nominees for director and FOR the recommendation by the Executive Compensation Committee of the Board of Directors and in the discretion of the Proxies upon such other business as may properly come before the Meeting. By executing this proxy the undersigned hereby revokes all prior proxies.


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     Address Changes:
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   (If you noted any Address Changes above, please mark corresponding box on the reverse side.)

    PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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